SETTLEMENT AGREEMENT

         THIS AGREEMENT is entered into as of the 26th day of March 2002, by and between Method Products Corp., a Florida Corporation with a principal place of business in Pompano Beach, Florida ("MPC"); and Michael Beaubien, an individual of Boca Raton, Florida ("Mike").

         WHEREAS, Mike and MPC entered into an employment agreement as of July 1st, 2001; and

         WHEREAS, the parties now wish to terminate the employment agreement and resolve all issues that may arise between the parties by virtue of the agreement and the performance of their respective obligations thereunder. NOW THEREFORE, in consideration Ten ($10.00) Dollars and other valuable consideration, including but not limited to the provisions of this Agreement, the receipt and sufficiency of which are hereby acknowledged, MPC and MIKE agree as follows:

         1. Upon the execution of this Agreement by both Mike and MPC, Mike shall and does hereby resign as an officer, director and employee of MPC and all its subsidiaries thereof, and shall and hereby does otherwise resign all employment positions with MPC and all subsidiaries thereof. Mike shall contemporaneously herewith, return any and all property owned by MPC and/or its subsidiaries, except the items listed on Exhibit A, which shall constitute the exclusive personal property of Mike. MPC acknowledges receipt of all personal property Mike is obligated to return pursuant to this Agreement owned by MPC and/or its subsidiaries as an officer, director and/or employee.

         2. Simultaneously with the resignation referred to above, MPC shall indemnify and hold Mike harmless for debts personally guaranteed by Mike for MPC or subsidiary which include but are not limited to: (See Exhibit "B") identified as American Express, Ford, Heller and Coastal (details of said debt are listed hereto as on Exhibit B) This guarantee is for MPC to settle, negotiate and pay these debts thereby leaving no responsibility to Mike. MPC shall be responsible for all Mike's reasonable legal fees, expenses and damages arising out of all personal guarantees he executed on behalf of MPC or any subsidiary.

         3. Simultaneously with the resignation referred to in paragraph 1 above, MPC agrees to pay Mike Twenty-Five Thousand ($25,000) Dollars, which shall be paid as follows: Five Thousand ($5,000) dollars upon execution of this Agreement and then Five Thousand ($5,000) dollars per month for the next four months, the payment dates of which will be the same as the date this document was executed. Time is of the essence, and any late payment shall bear an interest rate of ten (10%) percent per annum until paid.

         4. MPC shall also pay Mike his salary through March 26th, 2002, which amount shall be paid at the time such payment would be made in the ordinary course of business.

         5. The aforesaid amounts, when paid in full, shall constitute payment in full for all past due accrued salary and benefits and otherwise constitute a complete severance payment from MPC.

         6. Upon the execution of this Agreement, MPC hereby releases Mike from all non-competition covenants contained in the July 1st, 2001 employment agreement and/or any other non-competition documents there may be between MPC and Mike.

         7. Upon execution of this Agreement, except to the obligations contained herein including those set forth in paragraph 1 above, MPC hereby releases Mike from any and all obligations it may have against him with respect to any matter from the beginning of time to the date hereof.
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         8.       Upon the payment in full of all amounts due hereunder, Mike shall release MPC and all subsidiaries thereof from any and all obligations he may have against it/them with respect to any matter from the beginning to the date hereof. In the event of default of the Company Mike shall be entitled to a judgment against the Company for any and all amounts owed pursuant to the aforementioned Employment contract, with a credit given to the Company on all amounts paid to Mike by the Company hereunder. Nothing contained herein shall limit Companies obligation to Mike Pursuant to section 2 above.

         9. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any action and/or proceeding relating to or arising out of this Agreement shall be brought in federal or state courts located in Broward County, Florida, and the prevailing party in any such proceeding shall be entitle to recover its reasonable attorney's fees.

         10. In case one or more provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in turn be affected or impaired thereby.

         11. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         12. No provisions of this Agreement may be amended, modified, supplemented, changed, waived, discharged or terminated unless each party hereto consents in writing.

         13. This Agreement contains the entire agreement between the parties, and all discussions, negotiations and the like occurring before the execution of this Agreement shall be merged into this document.

         14. Any number of counterparts of this Settlement Agreement may be executed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument. The parties agree that facsimile signatures of the parties shall be acceptable and deemed as if they were original signatures tot his Agreement.

         15. The parties hereby expressly warrant that the person or persons executing this Settlement Agreement on behalf of such parties is/are duly authorized to enter into and bind said corporation tot his settlement.

         IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first set forth above.

WITNESS:
                                            /S/ Michael Beaubien
---------------------------                 ----------------------------------
                                            Michael Beaubien


                                            Method Products Corp.

                                            /S/ Mark V. Antonucci
                                            ----------------------------------
                                            Mark V. Antonucci, President / CEO